Exhibit 99.1

SI-BONE, Inc. Reports Fourth Quarter and Full Year 2021 Financial Results
and Issues 2022 Revenue Guidance

SANTA CLARA, Calif. February 28, 2022 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the quarter and full year ended December 31, 2021.

Recent Highlights

•Worldwide revenue of $25.2 million for the fourth quarter 2021 and $90.2 million for the full year 2021, representing an increase of 14% and 23%, respectively, over the corresponding periods in 2020
•U.S. revenue of $23.3 million for the fourth quarter 2021 and $82.7 million for the full year 2021, representing an increase of 13% and 21%, respectively, over the corresponding prior periods in 2020
•Gross Margin of 88% for the full year 2021
•Surpassed 65,000 procedures performed by over 2,600 surgeons worldwide, including over 690 U.S. active surgeons in the fourth quarter 2021
•150 U.S. field sales representatives, including 85 Territory Managers and 65 Clinical Support Specialists at the end of 2021

“I am pleased with the team's execution in 2021, as we extended our market leadership, grew our commercial infrastructure, expanded exclusive payor coverage, and ended the year with a record active surgeon base.” said Laura Francis, Chief Executive Officer of SI-BONE. “As we look beyond the near-term impact from the recent resurgence of COVID-19 on elective procedures and hospital infrastructure, we see strong underlying momentum in our business. In 2022 we will continue to leverage our investments to execute on our long-term strategy and expand the market for sacropelvic surgical solutions.”

Fourth Quarter 2021 Financial Results

Revenue was $25.2 million in the fourth quarter 2021, a 14% increase from $22.1 million in the corresponding period in 2020 . U.S. revenue for the fourth quarter 2021 was $23.3 million, an increase of 13% from $20.7 million in the corresponding period in 2020 primarily driven by growth of domestic case volumes. International revenue was $1.9 million in the fourth quarter 2021 compared to $1.5 million in the corresponding period in 2020 .

Gross margin was 87% for the fourth quarter 2021, compared to 90% in the corresponding period in 2020. Gross margin in the fourth quarter 2021 was impacted by an increase in cost of operations to support the growth of the business.

Operating expenses increased 29% to $35.8 million in the fourth quarter 2021 compared to $27.7 million in the corresponding period in 2020. The increase was driven by higher sales and marketing expenses related to increased sales hiring, higher travel costs, research and development expenses and increased stock-based compensation.

Operating loss was $13.9 million in the fourth quarter 2021, as compared to $7.9 million in the corresponding period in 2020.

Net loss was $14.5 million, or $0.43 per diluted share for the fourth quarter 2021, as compared to $9.0 million, or $0.28 per diluted share in the corresponding period in 2020.

2021 Financial Results

Revenue was $90.2 million for 2021, a 23% increase from $73.4 million in 2020. U.S. revenue for 2021 was $82.7 million, a 21% increase from $68.1 million in 2020, primarily driven by growth of domestic case volumes. International revenue was $7.4 million in 2021 compared to $5.3 million in 2020.

Gross margin was 88% in 2021 and 2020. In 2021, the gross margin was impacted by an increase in cost of operations to support the growth of the business. In 2020, the gross margin was impacted by an increase in write-downs of iFuse related inventory as a result of faster than anticipated adoption of iFuse-3D.

Operating expenses increased 28% to $131.4 million in 2021 compared to $103.1 million in 2020. The increase was driven by higher sales and marketing expenses related to increased sales hiring, research and development expenses and increased stock-based compensation expense. Operating expenses in 2020 were lower due to the preemptive steps taken to reduce discretionary spend in response to COVID-19.

Operating loss was $51.7 million in 2021, as compared to $38.6 million in 2020.

Net loss was $56.6 million, or $1.71 per diluted share for 2021, as compared to $43.7 million, or $1.50 per diluted share in 2020.

Cash and marketable securities were $147.0 million as of December 31, 2021.

2022 Financial Guidance

SI-BONE continues to see strong momentum in its business in 2022, but remains cognizant of the uncertainty surrounding COVID-19 and its impact on elective procedures as well as hospital and ASC infrastructure and staffing levels. The Company's 2022 outlook is highly sensitive to assumptions on a steady global recovery, which anticipates case scheduling and elective procedure levels normalizing throughout the year. Based on these assumptions, the Company expects total 2022 revenue of approximately $106 million to $108 million, representing growth of 18% to 20% compared to full year 2021.

Webcast and Conference Call Information

SI-BONE will host a conference call to discuss the fourth quarter 2021 financial results after market close on Monday, February 28, 2022 at 4:30 P.M. Eastern Time. The conference call can be accessed live over the phone (866) 470-1968 for domestic callers or (409) 217-8248 for international callers, using conference ID: 6575191. The webcast can be accessed at https:/investor.si-bone.com.

About SI-BONE

SI-BONE (NASDAQ: SIBN) is a global leader in technology for surgical treatment of musculoskeletal disorders of the sacropelvic anatomy. In 2009, SI-BONE introduced the iFuse Implant System for minimally invasive surgery of the SI joint, shown to be a source of pain in 15% to 30% of chronic low back pain. Since then, more than 2,600 surgeons have performed a combined total of more than 65,000 SI joint fusion procedures. A unique body of evidence, supporting the triangular iFuse implant, including two RCT’s and over 100 peer reviewed publications, has enabled multiple government and private insurance payors to establish coverage of the SI joint fusion procedure exclusively when performed with SI-BONE's triangular iFuse implant. SI-BONE is leveraging its market leadership position, supported by this proprietary reimbursement advantage, to commercialize other devices intended for surgical treatment of related aspects of the human anatomy. For more information or to join our team, please visit us at www.si-bone.com.

For additional information on the company or the products including risks and benefits, please visit www.si-bone.com.

SI-BONE and iFuse Implant System are registered trademarks of SI-BONE, Inc. ©2022 SI-BONE, Inc. All Rights Reserved.
Forward-Looking Statements
The statements in this press release regarding expectations of future events or results, including SI-BONE’s expectations of continued growth and financial outlook, contained in this press release are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties. These risks include the impact the COVID-19 pandemic will have on the ability and desire of patients and physicians to undergo procedures using the iFuse Implant System, the duration of the COVID-19 pandemic, whether the COVID-19 pandemic will recur in the future, and SI-BONE's ability to increase demand for iFuse. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's most recent filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors". SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Investor Contact
Matt Bacso, CFA
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$25,230	$22,144	$90,152	$73,387
Cost of goods sold	3,375	2,275	10,428	8,902
Gross profit	21,855	19,869	79,724	64,485
Gross margin	87%	90%	88%	88%

Operating expenses:
Sales and marketing	26,353	19,982	93,884	73,790
Research and development	3,049	2,426	12,441	9,459
General and administrative	6,383	5,332	25,069	19,803
Total operating expenses	35,785	27,740	131,394	103,052

Loss from operations	(13,930)	(7,871)	(51,670)	(38,567)
Interest and other income (expense), net:
Interest income	35	78	186	1,097
Interest expense	(568)	(1,085)	(5,365)	(6,101)
Other income (expense), net	(13)	(101)	277	(126)
Net loss	$(14,476)	$(8,979)	$(56,572)	$(43,697)

Net loss per share, basic and diluted	$(0.43)	$(0.28)	$(1.71)	$(1.50)
Weighted-average number of common shares used to compute basic and diluted net loss per share	33,561,440	31,752,336	33,145,930	29,059,171

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$63,419	$53,581
Short-term investments	83,560	142,851
Accounts receivable, net	14,246	13,611
Inventory	11,498	5,633
Prepaid expenses and other current assets	3,143	2,565
Total current assets	175,866	218,241
Property and equipment, net	8,992	4,527
Operating lease right-of-use assets	5,248	—
Other non-current assets	400	374
TOTAL ASSETS	$190,506	$223,142

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,198	$3,271
Accrued liabilities and other	12,353	10,199
Operating lease liabilities, current portion	1,339	—
Total current liabilities	16,890	13,470
Long-term borrowings	34,973	39,455
Operating lease liabilities, net of current portion	4,166	—
Other long-term liabilities	57	854
TOTAL LIABILITIES	56,086	53,779

Stockholders' Equity:
Common stock and additional paid-in capital	429,917	408,116
Accumulated other comprehensive income	352	524
Accumulated deficit	(295,849)	(239,277)
TOTAL STOCKHOLDERS' EQUITY	134,420	169,363
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$190,506	$223,142